Exhibit 7(m)

AGREEMENT AND PLAN OF MERGER

dated as of

February 10, 2004

among

LIBERTY IDTC HOLDINGS, INC.,

LIBERTY IDTC HOLDINGS 2, INC.,

and

LIBERTY IDTC HOLDINGS 3, INC.,

as “Seller Subsidiaries”;

LIBERTY MEDIA CORPORATION;

IDT CORPORATION;

and

IDTI HOLDINGS, LLC,

as “IDT Subsidiary”

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated February 10, 2004, by and among Liberty Media Corporation, a Delaware corporation (“Liberty Parent”), Liberty IDTC Holdings, Inc., a Delaware corporation (“Liberty IDTC”), Liberty IDTC Holdings 2, Inc., a Delaware corporation (“Liberty IDTC 2”), Liberty IDTC Holdings 3, Inc., a Delaware corporation (“Liberty IDTC 3,” and together with Liberty IDTC and Liberty IDTC 2, the “Seller Subsidiaries”), IDT Corporation, a Delaware corporation (“IDT Parent”), and IDTI Holdings, LLC, a Delaware limited liability company (“IDT Subsidiary”).

R E C I T A L S:

WHEREAS, the Seller Subsidiaries are direct or indirect wholly owned subsidiaries of Liberty Parent, and IDT Subsidiary is a wholly owned subsidiary of IDT Parent;

WHEREAS, the sole assets of each Seller Subsidiary are shares of capital stock of IDT Investments Inc., a Nevada corporation (“IDTI”);

WHEREAS, IDT Parent desires to acquire each Seller Subsidiary by means of a merger, and Liberty Parent desires to effect such mergers; and

WHEREAS, it is intended that, for federal income tax purposes, each such merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1

THE MERGERS

Section 1.01.  The Mergers.

(a)           At the Effective Time (as hereinafter defined), each Seller Subsidiary shall be merged with and into IDT Subsidiary (each, a “Merger” and collectively, the “Mergers”) in accordance with Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) and in accordance with the terms and conditions hereof, whereupon the separate existence of each Seller Subsidiary shall cease in accordance with the DGCL and the DLLCA, and IDT Subsidiary shall be the surviving entity (the “Surviving Entity”) of each Merger in accordance with the DGCL and the DLLCA.

(b)           On the Closing Date (as defined in Section 2.04(a) below), IDT Subsidiary shall file a certificate of merger with the Secretary of State of Delaware and make all other filings or recordings required by the DGCL and the DLLCA in connection with each Merger.  Each Merger shall become effective at such time (the “Effective Time”) as the corresponding certificate of merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in such certificate of merger.

(c)           From and after the Effective Time of each Merger, the Surviving Entity shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Seller Subsidiary party to such Merger and IDT Subsidiary, all as provided under the DGCL and the DLLCA, and thereafter neither Liberty Parent nor any of its affiliates shall have any right, obligation or liability with respect to any Seller Subsidiary other than as expressly set forth in this Agreement.

Section 1.02.  Conversion of Shares.

(a)           At the Effective Time of the Merger of Liberty IDTC and IDT Subsidiary, by virtue of such Merger and without any action on the part of any of the parties hereto or any holder of any securities or interests of or in Liberty IDTC or IDT Subsidiary, each share of capital stock of Liberty IDTC outstanding immediately prior to such Effective Time shall automatically be converted into the right to receive 46.117 shares of Class B Common Stock, par value $.01 per share, of IDT Parent (“IDT Parent Class B Common Stock”).

(b)           At the Effective Time of the Merger of Liberty IDTC 2 and IDT Subsidiary, by virtue of such Merger and without any action on the part of any of the parties hereto or any holder of any securities or interests of or in Liberty IDTC 2 or IDT Subsidiary, each share of capital stock of Liberty IDTC 2 outstanding immediately prior to such Effective Time shall automatically be converted into the right to receive 2030.669 shares of IDT Parent Class B Common Stock.

(c)           At the Effective Time of the Merger of Liberty IDTC 3 and IDT Subsidiary, by virtue of such Merger and without any action on the part of any of the parties hereto or any holder of any securities or interests of or in Liberty IDTC 3 or IDT Subsidiary, each share of capital stock of Liberty IDTC 3 outstanding immediately prior to such Effective Time shall automatically be converted into the right to receive 676.89 shares of IDT Parent Class B Common Stock.  The shares of IDT Parent Class B Common Stock issuable in the Mergers, as may be adjusted pursuant to Section 1.02(d) hereof, are referred to herein as the “Consideration Shares”.

(d)           In the event of any dividend, distribution, recapitalization, stock split or combination, or similar event with respect to or affecting the IDT Parent Class B Stock after the date hereof and prior to the Effective Time, the foregoing exchange ratios shall be appropriately adjusted.

(e)           At the Effective Time of each Merger, all shares of capital stock of Liberty IDTC, Liberty IDTC 2 and Liberty IDTC 3, as applicable, that have been converted into the right to receive shares of IDT Parent Class B Common Stock shall be automatically canceled and shall cease to exist, and the holders of the capital stock of Liberty IDTC, Liberty IDTC 2 and Liberty IDTC 3 shall cease to have any rights with respect to such shares, other than the right to receive certificates representing the applicable Consideration Shares upon surrender to the Surviving

Entity of the relevant instrument representing the shares of capital stock of Liberty IDTC, Liberty IDTC 2 and Liberty IDTC 3, as applicable.

(f)            If any certificate representing Consideration Shares is to be issued in a name other than that in which the surrendered certificate theretofore representing capital stock of a Seller Subsidiary is registered, it shall be a condition to such issuance that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer.

(g)           Upon consummation of the Mergers, each warrant, option or other right to acquire any securities of any Seller Subsidiary, if any, outstanding immediately prior to the Effective Time of the applicable Merger shall be automatically canceled and shall cease to exist, and no Consideration Shares or other consideration shall be paid in exchange for the cancellation of such warrant, option or other right.

Section 1.03.  No Fractional Shares.  No certificates or scrip representing fractional shares of IDT Parent Class B Common Stock shall be issued as a result of any conversion provided for in Section 1.02.  In lieu of the issuance of fractional shares, in the event a holder of Seller Subsidiary capital stock would be entitled to receive any fraction of a share of IDT Parent Class B Common Stock pursuant to Section 1.02, such fraction shall be rounded up to the nearest whole number, so that such holder will receive a whole number of shares of IDT Parent Class B Common Stock; provided, however, that if more than one certificate representing shares of any Seller Subsidiary capital stock shall be surrendered for the account of the same holder, the number of shares of IDT Parent Class B Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

Section 1.04.  Stock Transfer Books; Extinction of Stockholder Rights.  At the Effective Time, the stock transfer books of the Seller Subsidiaries shall be closed with respect to the shares of capital stock of the Seller Subsidiaries outstanding immediately prior to the Effective Time.  All Consideration Shares issued upon surrender of a certificate representing shares of capital stock of any Seller Subsidiary in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to that certificate and the shares of Seller Subsidiary capital stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of any Seller Subsidiary of shares of capital stock of such Seller Subsidiary outstanding immediately prior to the Effective Time.

Section 1.05.  Tax Effect.  The parties intend that each of the Mergers shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall be and hereby is adopted as a plan of reorganization for purposes of Section 368 of the Code and the Treasury Regulations (as defined in Section 7.01) thereunder.

ARTICLE 2

THE SURVIVING ENTITY; CLOSING

Section 2.01.  Certificate of Formation.  The certificate of formation of IDT Subsidiary in effect at the Effective Time of each Merger shall be the certificate of formation of the Surviving Entity, until amended in accordance with the DLLCA.

Section 2.02.  Limited Liability Company Agreement.  The limited liability company agreement of IDT Subsidiary in effect immediately prior to the Effective Time of each Merger shall be the limited liability company agreement of the Surviving Entity, until amended in accordance with DLLCA.

Section 2.03.  Officers.  From and after the Effective Time of each Merger, the officers of IDT Subsidiary, if any, immediately prior to such Effective Time shall be the officers of the Surviving Entity, each to hold office in accordance with the limited liability company agreement of the Surviving Entity until his or her successor is designated in accordance with the limited liability company agreement.

Section 2.04.  Closing.

(a)           Time and Place.  The consummation of the Mergers and the issuance and delivery of the Consideration Shares by IDT Parent to the stockholders of the Seller Subsidiaries (the “Closing”) will take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York, at 10:00 a.m. on the Business Day that is three (3) Business Days after the date on which the conditions set forth in Article 3 have been fulfilled or, where permissible, waived, or at such other time and place as IDT Parent and Liberty Parent may agree orally or in writing (the “Closing Date”).  For purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or day on which banks in the City of New York are authorized to close.

(b)           Deliveries.  At the Closing:

(i)            Liberty Parent shall deliver to IDT Parent (i) a certificate from Liberty Parent, dated the Closing Date, executed by an executive officer of Liberty Parent stating that, to the best knowledge of such executive officer, the representations and warranties of Liberty Parent set forth in Article 4 and Article 7 of this Agreement are, if specifically qualified by materiality, true and correct and, if not so qualified, true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date, (ii) a certificate of the secretary of Liberty Parent, dated the Closing Date, certifying that all necessary corporate action required to be taken by Liberty Parent, each Seller Subsidiary and the stockholders of each Seller Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the Mergers has been taken, (iii) a certificate of good standing of each Seller Subsidiary from the Delaware Secretary of State, each as of a date not more than 3 days prior to the Closing Date and (iv) the certificate described in Section 3.03 hereof.

(ii)           IDT Parent and IDT Subsidiary shall deliver to Liberty Parent (i) a certificate from IDT Parent or IDT Subsidiary, as the case may be, dated the Closing Date, executed by an executive officer of IDT Parent and the member or an officer of IDT Subsidiary, as applicable, stating that, to the best knowledge of such person, the representations and warranties of IDT Parent or IDT Subsidiary, as the case may be, set forth in Article 5 and Article 7 of this Agreement are, if specifically qualified by materiality, true and correct and, if not so qualified, true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date, (ii) a certificate of the secretary of each of IDT Parent and IDT Subsidiary, dated the Closing Date, certifying that all necessary corporate or limited liability company action required to be taken in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the Mergers has been taken, (iii) a certificate of good standing of IDT Parent and IDT Subsidiary from the Delaware Secretary of State, each as of a date not more than 3 days prior to the Closing Date and (iv) the certificates described in Section 3.02 hereof.

(iii)          IDT Parent shall deliver to Liberty Parent duly executed stock certificates representing the Consideration Shares, executed in proper form and registered in the following names and denominations (subject to Section 1.02(d)):

Name	Denomination
Liberty Media Corporation	46,117
Microwave Holdings, L.L.C.	2,030,669
Liberty TP Management, Inc.	676,890

(iv)          IDT Parent and Liberty Parent, Microwave Holdings, L.L.C., Liberty TP Management, Inc. and Liberty IDTel, Inc. shall execute and exchange a Registration Rights Agreement, in the form attached hereto as Annex A (the “Registration Rights Agreement”).

ARTICLE 3

CONDITIONS TO CLOSING

Section 3.01.  Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of each party to consummate the Mergers are subject to and conditioned on the satisfaction (or, to the extent permitted by applicable law, waiver) prior to or at the Closing, of each of the following conditions;

(a)           Receipt of IDT Parent Board Approval.  This Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby shall have been approved by the board of directors of IDT Parent (“IDT Board Approval”) in compliance with the applicable requirements of the DGCL.

(b)           Receipt of LLC Approvals.  This Agreement and the transactions contemplated hereby (including without limitation the Mergers) shall have been approved by IDT Parent as the sole member of IDT Subsidiary in compliance with the applicable requirements of the DLLCA (“Required LLC Approvals”).

(c)           No Material Adverse Effect.  Since the date of this Agreement, there shall have been no event, occurrence or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect.

(d)           No Restraints.  No provision of Applicable Law (as defined in Section 4.05), injunction, order or decree of any Governmental Entity (as defined in Section 4.05) shall be in effect which has the effect of making the Mergers or any of the other transactions contemplated hereby illegal or shall otherwise restrain or prohibit the consummation thereof.

Section 3.02.  Conditions of Liberty Parent and Seller Subsidiaries to Effect the Mergers.  The respective obligations of Liberty Parent and the Seller Subsidiaries, or any of them, to consummate the Mergers are subject to and conditioned upon the satisfaction (or, to the extent permitted by applicable law, waiver by Liberty Parent) prior to or at the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  The representations and warranties of IDT Parent and IDT Subsidiary contained in Article 5 and Article 7 of this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and all covenants and agreements of each of IDT Parent and IDT Subsidiary contained in this Agreement to be performed on or prior to the Closing Date shall have been performed or complied with, as applicable, in all material respects on or prior to the Closing Date.

(b)           Registration Rights Agreement.  IDT Parent and Liberty Parent, Microwave Holdings, L.L.C., Liberty TP Management, Inc. and Liberty IDTel, Inc. shall have executed and exchanged the Registration Rights Agreement.

(c)           NYSE Listing.  The Consideration Shares issuable in the Mergers shall have been authorized for listing on the NYSE, subject only to official notice of issuance.

(d)           Termination of Board Designee and Voting Arrangement.  IDT Parent, Howard S. Jonas and Liberty Parent shall have executed and exchanged a termination agreement, in such form as is reasonably acceptable to Liberty Parent, pursuant to which (i) the rights of Liberty Parent and its affiliates to designate one member of the board of directors of IDT Parent pursuant to Section 4.2 of that certain Subscription Agreement between IDT Parent and Liberty Parent, dated as of March 24, 2000 (the “Subscription Agreement”), shall be terminated and (ii) the voting agreement between Liberty Parent and Howard S. Jonas, entered into pursuant to Section 1.2(d) of the Subscription Agreement, shall be terminated.

(e)           Compliance Certificate.  Liberty Parent shall have received (i) a certificate from each of IDT Parent and IDT Subsidiary, dated as of the Closing Date, executed by an executive officer of IDT Parent and by the member or an officer of IDT Subsidiary, as applicable, stating that, to the best knowledge of each, the conditions set forth in Section 3.01 and this Section 3.02 have been satisfied.

Section 3.03.  Conditions of IDT Parent and IDT Subsidiary to Effect the Mergers.  The respective obligations of IDT Parent and IDT Subsidiary to consummate the Mergers are subject to and conditioned upon the satisfaction (or, to the extent permitted by applicable law, waiver by IDT Parent) prior to or at the Closing, of the following conditions:

(a)           Representations and Warranties; Covenants.  The representations and warranties of Liberty Parent contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and all covenants and agreements of Liberty Parent and the Seller Subsidiaries contained in this Agreement to be performed on or prior to the Closing Date shall have been performed or complied with, as applicable, in all material respects on or prior to the Closing Date.

(b)           Compliance Certificate.  IDT Parent shall have received a certificate from Liberty Parent, dated as of the Closing Date, executed by an executive officer of Liberty Parent stating that, to the best knowledge of such executive officer, the condition set forth in this Section 3.03 has been satisfied.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF LIBERTY PARENT

Liberty Parent represents and warrants to IDT Parent and IDT Subsidiary that:

Section 4.01.  Organization, Good Standing and Qualification.  Liberty Parent and each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  No Seller Subsidiary is required to be qualified to do business as a foreign corporation in any jurisdiction.

Section 4.02.  Capitalization; No Liens.

(a)           The authorized capital stock of Liberty IDTC consists solely of 10,000 shares of common stock, par value $.01 per share (the “Liberty IDTC Common Stock”), 1,000 shares of which are issued and outstanding.  The authorized capital stock of Liberty IDTC 2 consists solely of 10,000 shares of common stock, par value $.01 per share (the “Liberty IDTC 2 Common Stock”), 1,000 shares of which are issued and outstanding.  The authorized capital stock of Liberty IDTC 3 consists solely of 10,000 shares of common stock, par value $.01 per share (the “Liberty IDTC 3 Common Stock”, and together with the Liberty IDTC Common Stock and the Liberty IDTC 2 Common Stock, the “Seller Subsidiaries Stock”), 1,000 shares of which are issued and outstanding.  Liberty Parent owns all of the issued and outstanding shares of Liberty IDTC, and wholly-owned subsidiaries of Liberty Parent own all of the issued and outstanding shares of Liberty IDTC 2 and Liberty IDTC 3.

(b)           As of the date of this Agreement, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of capital stock of any of the Seller Subsidiaries, (ii) no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Seller Subsidiaries, (iii) no rights, contracts, commitments or arrangements (contingent or otherwise) obligating any Seller Subsidiary to either (A) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of such Seller Subsidiary, or (B) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, capital stock of such Seller Subsidiary, (iv) no agreements or arrangements under which any Seller Subsidiary is obligated to register the sale of any of its securities under the Securities Act of 1933, as amended (the “Securities Act”), and (v) no restrictions upon, or Contracts or understandings of any Seller Subsidiary, or to the knowledge of Liberty Parent and each Seller Subsidiary, Contracts or understandings of any other person, with respect to, the voting or transfer of any shares of capital stock of such Seller Subsidiary.  No party has any right of first refusal, right of first offer, right of co-sale or other similar right regarding the securities of any Seller Subsidiary.  For purposes of this Agreement, “Contract” means any written or oral agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

(c)           Liberty Parent has delivered to IDT Parent true and complete copies of the Certificate of Incorporation of each Seller Subsidiary, as amended to date, and Bylaws of each Seller Subsidiary, as in effect on the date hereof.

(d)           All outstanding shares of the Seller Subsidiaries Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of any mortgage, pledge, lien, security interest, purchase option, call, claim, restriction on transfer, voting restriction, charge or encumbrance of any kind (each, a “Lien”).

Section 4.03.  Assets Of Seller Subsidiaries.  Liberty IDTC is the record owner of 1,117 shares of Class A common stock, par value $.01 per share, of IDTI (“Class A IDTI Common Stock”).  Liberty IDTC 2 is the record owner of 7,500 shares of Class B common stock, par value $.01 per share, of IDTI (“Class B IDTI Common Stock”) and 30,000 shares of Series A convertible preferred stock, par value $0.01 per share of IDTI (“Series A IDTI Preferred Stock”).  Liberty IDTC 3 is the record owner of 2,500 shares of Class B IDTI Common Stock and 10,000 shares of Series A IDTI Preferred Stock.  The Seller Subsidiaries own the foregoing shares of IDTI capital stock (collectively, the “IDTI Shares”) free and clear of any Lien.  Other than the IDTI Shares, no Seller Subsidiary owns any other asset, and except for Taxes (as defined in Article 7 hereof) and its obligations under this Agreement, no Seller Subsidiary has any liabilities.  No Seller Subsidiary is a party to any Contract other than this Agreement.  No Seller Subsidiary has any employees or conducts any business other than holding shares of capital stock of IDTI.

Section 4.04.  Corporate Authority.  Liberty Parent and each Seller Subsidiary has all requisite corporate power and authority necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.  Liberty Parent has all requisite corporate power and authority necessary to execute, deliver and perform its obligations under the Registration Rights Agreement.  This Agreement, the Registration Rights Agreement and the Mergers have been approved by the board of directors of Liberty Parent, and the board of directors and stockholders of each Seller Subsidiary have approved this Agreement and the Merger to which such Seller Subsidiary is a party, and the foregoing represent all corporate action necessary on the part of Liberty Parent and each of the Seller Subsidiaries for the execution, delivery and performance by them of this Agreement, and with respect to Liberty Parent, the Registration Rights Agreement.  Liberty Parent and each Seller Subsidiary have duly executed and delivered this Agreement.  This Agreement is a valid and binding agreement of Liberty Parent and each Seller Subsidiary, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

Section 4.05.  No Violation; Consents.

(a)           The execution, delivery and performance of this Agreement by Liberty Parent and each Seller Subsidiary do not contravene any Applicable Law (as defined below), except for any such contravention that would not, individually or in the aggregate, reasonably be expected (i) as to Liberty Parent, to have a material adverse effect upon the business, assets (including intangible assets), financial condition, prospects or results of operations of Liberty Parent and its subsidiaries, taken as a whole, (ii) as to any Seller Subsidiary, to have a material adverse effect on its assets or (iii) as to Liberty Parent and each Seller Subsidiary, to prevent or materially burden or materially impair its ability to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by each Seller Subsidiary (x) will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Seller Subsidiary is a party or by which its assets is subject and (y) will not conflict with or violate any provision of the Certificate of Incorporation or Bylaws of such Seller Subsidiary, as in effect on the date hereof.

(b)           Except for filings required to be made by Liberty Parent under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Entity or other person is required to be obtained or made by Liberty Parent or any Seller Subsidiary for the execution and delivery of this Agreement or the consummation by the Liberty Parent and the Seller Subsidiaries of the transactions contemplated hereby, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected (i) as to Liberty Parent, to have a material adverse effect upon the business, assets (including intangible assets), financial condition, prospects or results of operations of Liberty Parent and its subsidiaries, taken as a whole, (ii) as to the Seller Subsidiaries, to have a material adverse effect on their assets or (iii) as to Liberty Parent and each Seller Subsidiary, to prevent or materially burden or materially impair its ability to perform its obligations hereunder.  The term “Applicable Law” for purposes of this Agreement means (x) any foreign, United States federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Entity (as hereinafter defined) and

(y) any rule or listing requirement of the New York Stock Exchange, Inc. (the “NYSE”).  The term “Governmental Entity” for purposes of this Agreement means any governmental or regulatory authority, agency, commission, body or other governmental entity or court.

(c)           Liberty Parent has obtained all necessary approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to consummate the transactions contemplated by this Agreement.

Section 4.06.  Litigation.  There are not any (a) outstanding judgments against or affecting Liberty Parent or any of the Seller Subsidiaries, or (b) proceedings pending or, to the knowledge of Liberty Parent, threatened against or affecting Liberty Parent or any of the Seller Subsidiaries that, with respect to Liberty Parent, (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Mergers or (ii) if resolved adversely to Liberty Parent or any of the Seller Subsidiaries, would have, individually or in the aggregate, a material adverse effect on the assets of the Seller Subsidiaries.

Section 4.07.  Unregistered Consideration Shares.  Liberty Parent and each subsidiary of Liberty Parent that is a stockholder of any Seller Subsidiary is aware that the Consideration Shares have not been registered under the Securities Act, that the issuance of the Consideration Shares pursuant to the Mergers is intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and that the Consideration Shares cannot be offered, sold, assigned, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Liberty Parent and each subsidiary of Liberty Parent that is a stockholder of any Seller Subsidiary is also aware that sales or transfers of the Consideration Shares are further restricted by state securities laws and that the certificates for the Consideration Shares will bear the legend referred to in Section 6.05.

Section 4.08.  Suitability of Investment.  Liberty Parent, on behalf of itself and each of its subsidiaries that is a stockholder of any Seller Subsidiary, further represents and warrants that each of Liberty Parent and each such subsidiary:

(a)           is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act as presently in effect and is acquiring the Consideration Shares for its own account, or for the account of one or more of its subsidiaries, for investment purposes only and not with a view to the resale or distribution thereof.

(b)           will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Consideration Shares, except in accordance with applicable federal and state securities laws, to the extent applicable, and the provisions of the Registration Rights Agreement.

(c)           has such knowledge and experience in financial, business and tax matters that it is capable of evaluating the merits and risks relating to investment in the Consideration Shares and making an investment decision with respect to IDT Parent.

(d)           has been given the opportunity to obtain information and documents relating to IDT Parent and to ask questions of and receive answers from representatives of IDT Parent concerning IDT Parent and the investment in Consideration Shares.

(e)           has such knowledge and experience in financial or business matters that it can, and it has, adequately analyzed the risks of an investment in the Consideration Shares and it has determined the Consideration Shares are a suitable investment for Liberty Parent and that Liberty Parent is able at this time, and in the foreseeable future, to bear the economic risk of a total loss of its investment in the Consideration Shares.

(f)            is aware that there are substantial risks incident to an investment in the Consideration Shares.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF
IDT PARENT AND IDT SUBSIDIARY

IDT Parent and IDT Subsidiary jointly and severally represent and warrant to Liberty Parent and each Seller Subsidiary that:

Section 5.01.  Organization, Good Standing and Qualification.  IDT Parent is a corporation and IDT Subsidiary is a limited liability company, and each of IDT Parent and IDT Subsidiary is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  IDT Parent is the sole member of IDT Subsidiary.  Each of IDT Parent and IDT Subsidiary is qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failure, is not reasonably likely to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the financial condition, prospects, properties, assets, business or results of operations of IDT Parent and its subsidiaries taken as a whole; provided, however, that any such effect resulting from any change that affects companies in the telecommunications, Internet or Internet telephony industries generally shall not be considered to be a Material Adverse Effect.

Section 5.02.  Capitalization; No Liens.

(a)           The authorized capital stock of IDT Parent consists solely of (i) 100,000,000 shares of common stock, par value $.01 per share, of which 21,009,468 shares are issued and outstanding and 4,065,392 shares are held in treasury, (ii) 35,000,000 shares of Class A common stock, par value $.01 per share, of which 9,816,988 shares are issued and outstanding and none are held in treasury, (iii) 100,000,000 shares of Class B common stock, par value $.01 per share, of which 56,156,843 shares are issued and outstanding and 4,870,898 shares are held in treasury, and 10,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding and none are held in treasury.

(b)           Equity Rights and Other Equity-Related Agreements.

(i)            Except as set forth on Schedule 5.02(b)(i) or as specifically disclosed in the Current IDT Reports (as defined below), there are no:

(1)   outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) (collectively, “Equity Rights”) to subscribe for, purchase or acquire any issued or unissued shares of capital stock of IDT Parent or any Significant Subsidiary (as defined below);

(2)   authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to IDT Parent or any Significant Subsidiary  (collectively, “Equity-Based Awards”); or

(3)   securities or instruments containing antidilution or similar provisions that will be triggered by the consummation of the Mergers (collectively, “Antidilution Rights”);

provided, however, that the representations and warranties of IDT Parent and IDT Subsidiary set forth in this Section 5.02(b)(i) shall not be breached by the existence of any Equity Rights, Equity-Based Awards or Antidilution Rights, the existence of which would otherwise constitute a breach of this Section 5.02(b)(i) (collectively, “Undisclosed Rights”), if the exercise of all such Undisclosed Rights as of immediately prior to the Effective Time (whether or not then immediately exercisable) could not, in the aggregate, result in (x) the issuance of capital stock (or payment of other consideration based on the value of capital stock) representing more than 3% (by value or voting power) of the capital stock of IDT Parent then outstanding, or (y) the issuance of capital stock (or payment of other consideration based on the value of capital stock) representing more than 1% (by value or voting power) of the capital stock of any Significant Subsidiary then outstanding.

(ii)           Except as set forth on Schedule 5.02(b)(ii) or as specifically disclosed in the Current IDT Reports, there are no:

(1)   rights, contracts, commitments or arrangements (contingent or otherwise) obligating IDT Parent or any Significant Subsidiary to either (x) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of IDT Parent or any

Significant Subsidiary, or (y) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, capital stock of IDT Parent or any Significant Subsidiary;

(2)   agreements or arrangements under which IDT Parent or any Significant Subsidiary is obligated to register the sale of any of its securities under the Securities Act;

(3)   restrictions upon, or Contracts or understandings of IDT Parent or any Significant Subsidiary, or to the knowledge of IDT Parent, Contracts or understandings of any other person, with respect to the voting or transfer of any shares of capital stock of IDT Parent or any Significant Subsidiary;

(4)   provisions of the Certificate of Incorporation or Bylaws of IDT Parent as currently in effect, and no agreement to which IDT Parent or any subsidiary of IDT Parent is a party or by which IDT Parent or any subsidiary of IDT Parent is bound, that would (x) require the vote of the holders of more than a majority of the voting power of the shares of IDT Parent’s issued and outstanding Common Stock, Class A Common Stock and Class B Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under the DGCL, or (y) entitle any party to nominate or elect any director of IDT Parent or require any of IDT Parent’s stockholders to vote for any such nominee or other person as a director of IDT Parent; or

(5)   rights of first refusal, rights of first offer, rights of co-sale or other similar rights regarding the securities of IDT Parent.

(iii)          For purposes of this Agreement:  (A) the term “Current IDT Reports” means the report of IDT Parent on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”) on October 29, 2003, as amended, and any reports of IDT Parent on Form 10-Q and Form 8-K as filed with the SEC from the period commencing October 30, 2003 and ending on the date of this Agreement; (B) the term “person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company trust, unincorporated organization, government or agency or political subdivision thereof, or other entity; and (C) the term “Significant Subsidiary” means each of IDT Telecom, Inc., IDTI and IDT Media, Inc.

(c)           IDT Parent has delivered to Liberty Parent true and complete copies of the Certificate of Incorporation and Bylaws of IDT Parent, and the Certificate of Formation and the Limited Liability Company Agreement of IDT Subsidiary, each as amended to date and in effect on the Closing Date.

(d)           All of the issued and outstanding shares of IDT Parent capital stock are duly authorized, validly issued, fully paid and nonassessable.  All outstanding shares of the capital stock of each subsidiary of IDT Parent beneficially owned by IDT Parent have been validly issued and are fully paid and nonassessable.

(e)           Upon delivery in accordance with the terms of this Agreement and the Mergers, 861,135 of the Consideration Shares will be issued by IDT Parent from its authorized but unissued shares of IDT Parent Class B Common Stock (the “New Shares”), and 1,892,541 of the Consideration Shares will be issued from the treasury of IDT Parent (the “Treasury Shares”), and all of the Consideration Shares will be validly issued, fully paid and nonassessable and free of all Liens.  Upon delivery of the Consideration Shares in accordance with the terms of this Agreement and the Mergers, the holders thereof will receive good title to all of the Consideration Shares.  Each of the Consideration Shares, when issued, will be issued in compliance with the requirements of the Securities Act (subject to the accuracy of the representations and warranties of Liberty Parent set forth in Section 4.08), the NYSE, and applicable state securities laws or exemptions therefrom.

Section 5.03.  Corporate Authority.

(a)           IDT Parent has all requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement and to perform its obligations hereunder and thereunder, subject to receipt of IDT Board Approval.  The execution, delivery and performance by IDT Parent of this Agreement and the Registration Rights Agreement have been duly authorized by all necessary corporate action on the part of IDT Parent, subject to receipt of IDT Board Approval.  IDT Parent has duly executed and delivered this Agreement and the Registration Rights Agreement.  Subject to the immediately preceding sentence, each of this Agreement and the Registration Rights Agreement is a valid and binding agreement of IDT Parent, enforceable against IDT Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

(b)           IDT Subsidiary has all requisite limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the Required LLC Approvals.  The execution, delivery and performance by IDT Subsidiary of this Agreement have been duly authorized by all necessary action required under the DLLCA on the part of IDT Subsidiary, subject to the Required LLC Approvals.  IDT Subsidiary has duly executed and delivered this Agreement.  Subject to receipt of Required LLC Approvals, this Agreement is a valid and binding agreement of IDT Subsidiary, enforceable against IDT Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

Section 5.04.  No Violation; Consents.

(a)           The execution, delivery and performance by IDT Parent and IDT Subsidiary of this Agreement, and by IDT Parent of the Registration Rights Agreement, and the consummation by IDT Parent and IDT Subsidiary of the transactions contemplated hereby and thereby do not and will not contravene any Applicable Law, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially burden or materially impair the ability of IDT Parent or IDT Subsidiary to perform its obligations under this Agreement or, in the case of IDT Parent, the Registration Rights Agreement.  The execution, delivery and performance by each of IDT Parent and IDT Subsidiary of this Agreement and, in the case of IDT Parent, the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which IDT Parent or IDT Subsidiary is a party or by which its respective assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of IDT Parent or IDT Subsidiary, and (ii) will not conflict with or violate any provision of the Certificate of Incorporation or Bylaws of IDT Parent, or the Certificate of Formation or Limited Liability Company Agreement of IDT Subsidiary, each as in effect on the Closing Date.

(b)           Except for (i) the IDT Board Approval, (ii) the Required LLC Approvals, (iii) filings with the NYSE to list the New Shares and the Treasury Shares, and (iv) filings and approvals contemplated by the terms of the Registration Rights Agreement, no consent, authorization or order of, or filing or registration with, any Governmental Entity or other person is required to be obtained or made by IDT Parent or IDT Subsidiary for the execution and delivery of this Agreement and the Registration Rights Agreement or the consummation by IDT Parent or IDT Subsidiary of the transactions contemplated hereby or thereby, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to prevent or materially burden or materially impair the ability of IDT Parent or IDT Subsidiary to perform its obligations hereunder or thereunder.

Section 5.05.  IDT Reports; Financial Statements.

(a)           IDT Parent has timely filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and the Exchange Act.  As of the respective dates of their filing with the SEC, the IDT Reports complied in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  For purposes of this Agreement, “IDT Reports” means all reports, registration statements and other filings made by IDT Parent with the SEC since January 1, 1999 (including exhibits and any amendments thereto and documents incorporated by reference therein).

(b)           Each of the consolidated balance sheets included in or incorporated by reference into the IDT Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of IDT Parent and its subsidiaries as of the date of such balance sheet, and each of the consolidated statements of income, changes in stockholders’ equity, and cash flows included in or incorporated by reference into the IDT Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, cash flows, and changes in stockholders’ equity, as the case may be, of IDT Parent and its subsidiaries for the periods set forth in such statements (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and in each case has been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied during the periods involved, except as may be noted therein, and in compliance in all material respects with the rules and regulations of the SEC.

Section 5.06.  Absence of Certain Changes.  Except as otherwise expressly disclosed in the Current IDT Reports, since October 31, 2003 there has not been any event or occurrence or any change in the financial condition, properties, business or results of operations of IDT Parent that has caused or could reasonably be expected to have a Material Adverse Effect.

Section 5.07.  Litigation.  Except as otherwise expressly disclosed in the Current IDT Reports or as otherwise set forth on Schedule 5.07 hereto, there are not any (a) outstanding judgments against or affecting IDT Parent or any of its subsidiaries, or (b) proceedings pending or, to the knowledge of IDT Parent, threatened against or affecting IDT Parent or any of its subsidiaries that (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Mergers or (ii) if resolved adversely to IDT Parent or any of its subsidiaries, would have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08.  Compliance with Laws.  Except as otherwise expressly disclosed in the Current IDT Reports, the business of IDT Parent has not been, and is not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, except for violations or possible violations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of IDT Parent or IDT Subsidiary to consummate the Mergers.  Except as otherwise expressly disclosed in the Current IDT Reports, no investigation or review by any Governmental Entity with respect to IDT Parent or any of its subsidiaries is pending or, to the knowledge of the executive officers of IDT Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of IDT Parent or IDT Subsidiary to consummate the Mergers.

Section 5.09.  Permits and Licenses.  IDT Parent and its subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for IDT Parent and its subsidiaries to conduct their respective businesses as currently conducted, except as otherwise expressly disclosed in the Current IDT Reports and except for those the failure of which to be obtained would not have a Material Adverse Effect.

Section 5.10.  Intellectual Property, etc.  Except as otherwise expressly disclosed in the Current IDT Reports, IDT Parent and its subsidiaries have taken all reasonable efforts to ensure that they have, and have no reason to believe that they do not have, all right, title and interest in, or a valid and binding license to use, all IDT Intellectual Property (as hereinafter defined).  IDT Parent and its subsidiaries (i) have not defaulted in any material respect under any license to use any IDT Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, except for the proceedings disclosed in IDT Reports filed and publicly available prior to the date hereof, which proceedings IDT Parent believes are without merit, (iii) have no knowledge of circumstances that would be reasonably expected to cause the loss or impairment of any IDT Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  IDT Parent and its subsidiaries have from time to time received correspondence from third parties alleging that intellectual property rights purportedly owned by said third parties have been violated by IDT Parent or its subsidiaries.  IDT Parent and its subsidiaries have also received correspondence asserting that a license may be necessary to avoid alleged violation of third party rights, none of which assertions or allegations has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, except as otherwise expressly disclosed in the Current IDT Reports.  For purposes of this Agreement “IDT Intellectual Property” means patents and patent rights, trademark and trademark rights, tradenames and tradename rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registration of any of the foregoing that are used in the conduct of the business of IDT Parent or its subsidiaries as presently conducted.

Section 5.11.  Private Offering.  Based, in part, on Liberty Parent’s representations in Article 4 hereof, the offer and sale of the Consideration Shares is exempt from the registration and prospectus delivery requirements of the Securities Act.  Neither IDT Parent, nor anyone acting on its behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including without limitation any offering of any securities of IDT Parent) under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Consideration Shares, that would subject the issuance of the Consideration Shares to the registration provisions of the Securities Act.

Section 5.12.  Business Combination Statutes.  None of Liberty Parent, IDT Parent, or any of their respective “affiliates” and “associates” (as such terms are defined in Section 203 of the DGCL or any comparable business combination statute of any applicable jurisdiction) shall as a result of the execution of this Agreement or consummation of the Mergers, be subject to any of the restrictions of Section 203 of the DGCL, or any similar provisions of Applicable Law with respect to IDT Parent or any of IDT Parent’s direct or indirect subsidiaries any of the shares of which are publicly traded.

ARTICLE 6

COVENANTS

The parties hereto agree that:

Section 6.01.  IDT Approvals.  IDT Parent shall as soon as reasonably practicable obtain IDT Board Approval and the Required LLC Approvals necessary to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement.

Section 6.02.  NYSE Listing.  IDT Parent will use its reasonable best efforts to cause the New Shares and the Treasury Shares to be listed on the NYSE upon the issuance of such shares pursuant to the Mergers.

Section 6.03.  Compliance with Conditions; Commercially Reasonable Efforts.  Each party hereto shall in good faith use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and (i) in the case of IDT Parent and IDT Subsidiary, to cause each of the conditions precedent in Section 3.01 and Section 3.02 hereof to be satisfied, and (ii) in the case of Liberty Parent and the Seller Subsidiaries, to cause each of the conditions precedent in Section 3.03 hereof to be satisfied.  Upon the terms and subject to the conditions of this Agreement, the parties will in good faith use all commercially reasonably efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Mergers in accordance with the terms of this Agreement.

Section 6.04.  Confidentiality.  Unless otherwise agreed to in writing by the parties hereto, each party hereto will, and will cause its affiliates, directors, officers, managers, employees and agents (such affiliates and other persons being collectively referred to as “Representatives”), to (i) keep all Confidential Information of the other parties hereto confidential and not disclose or reveal any such Confidential Information to any person other than those Representatives who are participating in effecting the Mergers or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing their respective rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the other parties hereto.  In the event that a party hereto (the “Disclosing Party”) is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of another party hereto (a “Protected Party”), such Disclosing Party shall provide the Protected Party with prompt notice of such request(s) so that the Protected Party may seek an appropriate protective order.  The obligations of the parties hereunder with respect to Confidential Information that (i) is disclosed to a third party with the Protected Party’s written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the disclosing party’s compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order.  If a Disclosing Party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will such Disclosing Party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence, in which event it will be liable in damages for the lost profits of the Protected Party resulting directly and solely from such disclosure.  In the event this Agreement is terminated, each party will, if so requested by another party hereto, promptly return or destroy all of the Confidential Information of the requesting party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of its Representatives; provided, however, that no party will be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of another party hereto.  The confidentiality obligations of the parties contained in this Section 6.04 shall survive until the third anniversary of the date of this Agreement.  For purposes of this Section 6.04, “Confidential Information” with respect any party hereto means all confidential and proprietary information about such party and its subsidiaries that is furnished by it or its agents or representatives to another party hereto or its representatives, regardless of the manner in which it is furnished, in connection with the transactions contemplated hereby.  “Confidential Information” does not include, however, information which (i) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of any party hereto or its representatives, (b) was available to any other party hereto or its representatives on a non-confidential basis prior to its disclosure by the disclosing party, (c) becomes available to another party hereto or its representatives on a non-confidential basis from a person other than a party hereto or its representatives or agents, who is not otherwise bound by a confidentiality agreement with the party to which the information relates, or such party’s representatives or agents, or is not otherwise prohibited from transmitting the information to another party or its representatives, (d) is independently developed by another party hereto or its representatives through persons who have not had, either directly or indirectly, access to or knowledge of such information or (e) is required to be publicly disclosed by a party or its affiliates pursuant to applicable federal or state securities laws or requirements of the NYSE.

Section 6.05.  Transfer Limitations; 1933 Act Legend.

(a)           Each certificate representing Consideration Shares shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE ACT OR, EXCEPT AS OTHERWISE PERMITTED PURSUANT TO RULE 144 UNDER THE ACT OR ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IDT CORPORATION IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)           The foregoing legend shall be removed from the certificates representing any Consideration Shares, at the request of the holder thereof, at such time as (i) such shares are sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act, (ii) such shares become eligible for resale pursuant to Rule 144(k), or (iii) an opinion of counsel reasonably satisfactory to IDT Parent is obtained to the effect that such legend is not required.

Section 6.06. Public Announcements.  Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE, each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 6.07.  Notification of Certain Matters.  Between the date hereof and the Closing Date, each party will give prompt notice in writing to the other parties of:  (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting in, the failure of any condition specified in Article 3 hereof, and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

ARTICLE 7

TAX MATTERS

Section 7.01.  Tax Definitions.  The following terms, as used in this Article 7, have the following meanings:

“60 Park Place” means 60 Park Place Holding Company, Inc., a New Jersey corporation.

“225 Road Corp.” means 225 Old NB Road Corp., a New Jersey corporation.

“226 Road Inc.” means 226 Old NB Road Inc., a New Jersey corporation.

“Combined Tax” means any income or franchise Tax payable to any state, local or foreign taxing jurisdiction with respect to any Return that includes any of the Seller Subsidiaries and is filed on, or will be filed on, an affiliated, consolidated, combined or unitary basis.

“Control” means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

“Federal Tax” means any Tax with respect to any Return that includes any of the Seller Subsidiaries and is filed on, or will be filed on, a consolidated basis pursuant to Section 1501 of the Code.

“Final Determination” means (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by IDT Parent, Liberty Parent or any of their respective Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority (as defined herein), provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

“IDT America” means IDT America, Corp., a New Jersey corporation.

“IDT Nevada” means IDT Nevada Holdings, Inc., a Nevada corporation.

“IDT Telecom” means IDT Domestic Telecom, Inc., a Delaware corporation.

“IDT Ventures” means IDT Media, Inc., formerly known as IDT Ventures, Inc., a Delaware corporation.

“Liberty TP Management” means Liberty TP Management, Inc., a Delaware corporation.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Purchaser IDTI Stockholders” mean (i) 60 Park Place, (ii) 225 Road Corp., (iii) 226 Road Inc., (iv) IDT Telecom, and (v) IDT Ventures.

“Returns” means all returns, statements, reports, and forms (including estimated tax or information returns and reports) relating to, or required to be filed in connection with, any Taxes.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of any of the Seller Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, and (iii) liability of any of the Seller Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement (other than this Agreement) before the Effective Time.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any of the Seller Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

Section 7.02.  Tax Representations.  Liberty Parent represents and warrants to IDT Parent as of the date hereof that:

(a)           Filing and Payment.  All material Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any of the Seller Subsidiaries have, to the extent required to be filed on or before the date hereof (taking into account any extension of time within which to file), been filed when due in accordance with all applicable laws, and as of the time of filing, such Returns were true and complete in all material respects.  All material Taxes due and payable by any of the Seller Subsidiaries have been timely paid, or withheld and remitted to the appropriate Taxing Authority.  There are no liens or security interests on any of the assets of any of the Seller Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for liens that arise by operation of law for Taxes not yet due and payable).

(b)           Procedure and Compliance.  There is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to any of the Seller Subsidiaries in respect of any Tax.  All deficiencies or assessments asserted against any of the Seller Subsidiaries by any Taxing Authority have been paid or fully and finally settled.

(c)           Consolidation and Similar Arrangements.  None of the Seller Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Liberty Parent or Liberty TP Management was the common parent.  None of the Seller Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of any of the Seller Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(d)           Statute of Limitations.  None of the Seller Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           Section 355 Matters.  None of the Seller Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 7.03.   Covenants.

(a)           All Returns required to be filed by Liberty Parent or any of its Affiliates on or after the Closing Date with respect to each of the Seller Subsidiaries with respect to any Pre-Closing Tax Period (i) will be filed when due in accordance with all applicable laws and (ii) as of the time of filing, will be true and complete in all material respects.

(b)           Liberty Parent shall include Liberty IDTC and Liberty IDTC 2 in its consolidated Federal Tax Return and in any Combined Tax Return through the close of business on the Closing Date, and Liberty Parent shall cause Liberty TP Management to include Liberty IDTC 3 in its consolidated Federal Tax Return and in any Combined Tax Return through the close of business on the Closing Date.

(c)           All transfer Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement shall be paid by Liberty Parent or its Affiliates when due, and Liberty Parent will, at its own expense, file (or cause its Affiliates to file) all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, IDT Parent will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.  For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with the first such person or entity.

Section 7.04.   Tax Sharing.  Any and all existing Tax Sharing Agreements (other than this Agreement) shall be terminated with respect to each of the Seller Subsidiaries as of the Closing Date, and after the Closing Date, none of the Seller Subsidiaries shall have any further rights or liabilities thereunder.

Section 7.05.  Cooperation On Tax Matters.

(a)           IDT Parent and Liberty Parent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  IDT Parent and Liberty Parent agree (i) to retain all books and records with respect to Tax matters pertinent to each of the Seller Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, IDT Parent or Liberty Parent, as the case may be, shall allow the other party to take possession of such books and records.

(b)           IDT Parent and Liberty Parent further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

Section 7.06.   Tax Indemnification.

(a)           Liberty Parent hereby indemnifies IDT Parent and its Affiliates (each a “Purchaser Indemnitee”) against and agrees to hold each Purchaser Indemnitee harmless from any (w) Tax of any of the Seller Subsidiaries described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (x) Tax described in clause (ii) or (iii) of the definition of Tax, (y) Tax of any of the Seller Subsidiaries resulting from a breach of the provisions of Section 7.02, Section 7.03 or Section 7.04 and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (w), (x) or (y) above, (the sum of clauses (w), (x), (y) and (z) being referred to herein as a “Purchaser Loss”); provided, however, that Liberty Parent shall not have any indemnity obligation under this Section 7.06(a) in the event such Purchaser Loss results from a breach by IDT Parent, IDT Subsidiary or any of their respective Affiliates of any of the representations and warranties contained in Section 7.08(a) hereof or the covenants contained in Section 7.08(b) hereof.

(b)           For purposes of this Section 7.06, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of Liberty Parent.

(c)           Not later than 5 days after receipt by Liberty Parent of written notice from IDT Parent stating that any Purchaser Loss has been incurred by a Purchaser Indemnitee and the amount thereof and of the indemnity payment requested, Liberty Parent shall discharge its obligation to indemnify the Purchaser Indemnitee against such Purchaser Loss by paying to IDT Parent an amount equal to the amount of such Purchaser Loss.  The payment by a Purchaser Indemnitee of any Purchaser Loss shall not relieve Liberty Parent of its obligations under this Section 7.06.

(d)           IDT Parent agrees to give prompt notice to Liberty Parent of any Purchaser Loss or the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder which IDT Parent deems to be within the ambit of this Section 7.06 (specifying with reasonable particularity the basis therefor) and will give

Liberty Parent such information with respect thereto as Liberty Parent may reasonably request.  Liberty Parent may, at its own expense, (i) participate in and (ii) upon notice to IDT Parent, assume the defense of any such suit, action or proceeding (including any Tax audit); provided that (i) counsel for Liberty Parent is reasonably satisfactory to IDT Parent, (ii) Liberty Parent shall thereafter consult with IDT Parent upon IDT Parent’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (iii) Liberty Parent shall not, without IDT Parent’s consent, agree to any settlement with respect to any Purchaser Loss if such settlement could adversely affect the Tax liability of IDT Parent or any of its Affiliates.  If Liberty Parent assumes such defense, (i) IDT Parent shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Liberty Parent and (ii) Liberty Parent shall not assert that the Purchaser Loss, or any portion thereof, with respect to which IDT Parent seeks indemnification is not within the ambit of this Section 7.06.  If Liberty Parent elect not to assume such defense, IDT Parent may pay, compromise or contest the Purchaser Loss at issue.  Liberty Parent shall be liable for the reasonable fees and expenses of counsel employed by IDT Parent for any period during which Liberty Parent has not assumed the defense thereof.  Whether or not Liberty Parent chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(e)           Liberty Parent shall not be liable under this Section 7.06 with respect to any Purchaser Loss resulting from a claim or demand the defense of which Liberty Parent was not offered the opportunity to assume as provided under Section 7.06(d) to the extent Liberty Parent’s liability under this Section is materially adversely affected as a result thereof.  No investigation by IDT Parent or any of its Affiliates at or prior to the Closing Date shall relieve Liberty Parent of any liability hereunder.

(f)            Any claim of any Purchaser Indemnitee under this Section may be made and enforced by IDT Parent on behalf of such Purchaser Indemnitee.

Section 7.07.  Purchase Price Adjustment.  Any amount paid by Liberty Parent, IDT Parent or IDT Subsidiary under this Article 7 or Article 9 hereof will be treated as an adjustment to the consideration delivered in the Mergers unless a Final Determination or change in applicable law (including a revenue ruling or other similar pronouncement) causes any such amount not to constitute an adjustment to the consideration delivered in the Mergers for any applicable Tax purposes.

Section 7.08.  IDT Parent and IDT Subsidiary Representations, Warranties, Covenants, and Indemnification.

(a)           Representations and Warranties.  IDT Parent and IDT Subsidiary jointly and severally represent and warrant to Liberty Parent as of the date hereof and as of the Closing Date that:

(i)            IDT Subsidiary is wholly owned directly by IDT Parent and is classified as a disregarded entity (within the meaning of Section 301.7701-3(b)(1)(ii) of the Treasury Regulations) for U.S. federal income tax purposes.

(ii)           IDT Subsidiary has no plan or intention to issue, and IDT Parent has no plan or intention to transfer, any equity interests in IDT Subsidiary.

(iii)          IDT America and IDT Nevada are wholly owned directly by IDT Parent and were wholly owned directly by IDT Parent on January 29, 2004.

(iv)          Except for shares of capital stock of IDT Ventures held directly or indirectly by Liberty Parent, all of the capital stock of each of the Purchaser IDTI Stockholders (other than IDT Telecom) is held by IDT Parent and its wholly owned subsidiaries.  IDT Telecom is a wholly owned subsidiary of IDT Telecom, Inc., a Delaware corporation (“IDTT”), and all of the shares of capital stock of IDTT are held directly or indirectly by Liberty Parent and IDT Parent.

(v)           On January 29, 2004, IDT America distributed 30,836 shares of Class A IDTI Common Stock, which constituted all of the shares of IDTI capital stock that it owned on such date, to IDT Parent as a distribution pursuant to Section 301 of the Code (the “IDT America Dividend”).  On January 29, 2004, IDT Nevada distributed 334,838 shares of Class A IDTI Common Stock, which constituted all of the shares of IDTI capital stock that it owned on such date, to IDT Parent as a distribution pursuant to Section 301 of the Code (the “IDT Nevada Dividend”, and together with the IDT America Dividend, the “Dividends”).  As part of the same plan as the Dividends and the Mergers, no consideration (including, without limitation, any reduction of intercompany liabilities of IDT America or IDT Nevada) was transferred, or will be transferred, by IDT Parent, directly or indirectly, to IDT America or IDT Nevada.

(vi)          Immediately following the Dividends, each of IDT Nevada and IDT America continued to own substantial assets, and each of IDT Nevada and IDT America continue to own substantial assets.

(vii)         IDTI has no authorized and outstanding stock other than Class A IDTI Common Stock, Class B IDTI Common Stock, Series A IDTI Preferred Stock, Series B convertible preferred stock, par value $.01 per share, and Series C preferred stock, par value $.01 per share.

(viii)        As part of the same plan as the Mergers, and except for the Dividends and except as contemplated by this Agreement, neither IDT Parent nor any of its Affiliates (including, without limitation, IDTI) has, either directly or through any transaction, agreement or arrangement with any other person, (x) acquired any shares of IDTI capital stock, (y) assumed any liabilities of any IDTI stockholders, or (z) redeemed, or made a distribution with respect to, any IDTI capital stock.

(ix)           As part of the same plan as the Mergers, IDTI has not issued any shares of IDTI capital stock.

(x)            IDTI does not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire IDTI capital stock that, if exercised or converted, would affect IDT Parent’s acquisition or retention directly of Control of IDTI, within the meaning of Section 368(c) of the Code.

(xi)           Immediately after the Mergers, IDT Parent will own directly an amount of IDTI capital stock representing Control of IDTI, within the meaning of Section 368(c) of the Code.

(xii)          IDTI has no plan or intention, and IDT Parent and its Affiliates have no plan or intention to cause IDTI, to issue additional shares of IDTI capital stock that would result in IDT Parent losing direct Control of IDTI.

(xiii)         Except for IDTI capital stock owned by IDT Parent and the Purchaser IDTI Stockholders, IDT Parent does not own indirectly any capital stock of IDTI.

(xiv)        Neither IDT Parent, nor any person related to IDT Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, has any plan or intention to redeem, purchase, exchange or otherwise acquire any of the Consideration Shares issued in the Mergers, either directly or through any partnership or other transaction, agreement or arrangement with any other person, other than pursuant to open market purchases as part of a general stock buy back program in which the sellers are anonymous.

(xv)         As part of the same plan as the Mergers, IDT Parent or a member of IDT Parent’s qualified group of corporations (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) will continue each of the Seller Subsidiaries’ “historic business” or use a “significant portion” of each of the Seller Subsidiaries’ “historic business assets” in a business, as such terms are defined in Treasury Regulations Section 1.368-1(d)(2) and (3).

(xvi)        As part of the same plan as the Mergers, IDT Parent or a member of IDT Parent’s qualified group of corporations (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) will continue IDTI’s “historic business” or use a “significant portion” of IDTI’s “historic business assets” in a business, as such terms are defined in Treasury Regulations Section 1.368-1(d)(2) and (3).  No assets of IDTI have been sold, transferred or otherwise disposed of which would prevent IDT Parent or a member of IDT Parent’s qualified group of corporations (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) from continuing IDTI’s “historic business” or from using a “significant portion” of IDTI’s “historic business assets” in a business following the Mergers, as such terms are defined in Treasury Regulations Section 1.368-1(d)(2) and (3).

(xvii)       IDTI has no plan or intention, and IDT Parent and its Affiliates have no plan or intention to cause IDTI, to:  (i) liquidate; (ii) merge with or into another corporation or entity; or (iii) sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business.

(xviii)      IDT Parent has no plan or intention to:  (i) liquidate; (ii) merge with or into another corporation or entity; or (iii) sell or otherwise dispose of all or substantially all of its assets.

(xix)         IDT Parent and its Affiliates have no plan or intention to:  (i) liquidate any of the Purchaser IDTI Stockholders, IDT America or IDT Nevada; (ii) merge any of the Purchaser IDTI Stockholders, IDT America or IDT Nevada with or into another corporation or entity; or (iii) cause any of the Purchaser IDTI Stockholders, IDT America or IDT Nevada to sell or otherwise dispose of all or substantially all of their respective assets.

(xx)          None of IDT Parent, IDT Subsidiary, the Purchaser IDTI Stockholders, or any of their respective Affiliates has any plan or intention to sell, exchange or otherwise transfer any shares of IDTI capital stock, except in the case of IDT Parent or IDT Subsidiary, for transfers (other than to IDT America or IDT Nevada) that are described in Section 1.368-2(k) of the Treasury Regulations.

(xxi)         There is no intercorporate indebtedness existing between IDT Parent (or any of its Affiliates other than IDTI) and IDTI that was issued, acquired or will be settled at a discount.

(xxii)        IDT Parent is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(xxiii)       None of IDT Parent, the Purchaser IDTI Stockholders or IDTI are under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

(b)           Covenants.

(i)            Neither IDT Parent nor IDT Subsidiary shall make or file any election to change the classification of IDT Subsidiary as a disregarded entity as part of the same plan as the Mergers.

(ii)           IDT Parent, IDT Subsidiary and their respective Affiliates will comply with all record-keeping and reporting requirements applicable to the Mergers set forth in Treasury Regulation Section 1.368-3.

(iii)          Neither IDT Parent, IDT Subsidiary nor any of their respective Affiliates will take any position on any federal, state, local or foreign income or franchise Return, or take any other Tax reporting position that is inconsistent with the treatment of the Mergers as reorganizations within the meaning of Section 368(a) of the Code, unless otherwise required by a Final Determination.

(iv)          Neither IDT Parent nor any of its Affiliates will take or cause to be taken (or fail to take or cause not to be taken) any action that would reasonably be expected to cause any of the Mergers to fail to qualify both as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

Section 7.09.  Survival.  Notwithstanding anything in this Agreement to the contrary, (a) the representations and warranties of the parties contained in this Article 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), and (b) the covenants and agreements of the parties in this Article 7 (including without limitation any indemnification obligation of Liberty Parent under Section 7.06) will survive the Closing without limitation unless otherwise contemplated by their terms.

ARTICLE 8

EMPLOYEE BENEFIT PLANS

Section 8.01.  Employee Benefit Plans Representations.  Liberty Parent hereby represents and warrants that the transactions contemplated by this Agreement are not transactions described in Section 4063 or 4069 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and neither the Surviving Entity nor any of its Affiliates will have or be subject to any liability under Title IV of ERISA with respect to any plan sponsored, maintained or contributed to by any Person under “common control” with any Seller Subsidiary prior to the Effective Time, within the meaning of Section 4001(a)(14) of ERISA.

ARTICLE 9

INDEMNIFICATION

Section 9.01.  Indemnification by IDT Parent and IDT Subsidiary.  IDT Parent and IDT Subsidiary each covenant and agree to, jointly and severally, defend, indemnify and save and hold harmless Liberty Parent, together with its officers, directors, partners, shareholders, employees, trustees, affiliates (within the meaning of Rule 405 of the SEC under the Securities Act), beneficial owners, attorneys and representatives from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against Liberty Parent, or a third party claim) arising out of or resulting from (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by IDT Parent or IDT Subsidiary in this Agreement or in any writing delivered pursuant to this Agreement (other than in respect of any representation or warranty made pursuant to Article 7 hereof, as to which this Section 9.01 shall not apply), and (ii) the failure of IDT Parent or IDT Subsidiary to perform or observe fully any covenant, agreement or provisions to be performed or observed by it pursuant to this Agreement (other than any covenant, agreement or provision made pursuant to Article 7 of this Agreement, as to which this Section 9.01 shall not apply); provided, that the indemnity agreement contained in this Section 9.01 shall not apply to amounts paid in settlement of any such loss, claims, damage, liability or action if such settlement is effected without the consent of IDT Parent (which consent shall not be unreasonably withheld).  Notwithstanding any language to the contrary contained in this Agreement, IDT Parent and IDT Subsidiary shall not be liable for indemnification payments pursuant to this Section 9.01 in excess of $55.5 million; provided, however, that there shall be no limit on indemnification amounts payable to Liberty Parent for any breach of the representations and warranties contained in Section 5.02(c), (d) or (e) hereof.

Section 9.02.  Indemnification by Liberty Parent.  Liberty Parent covenants and agrees to defend, indemnify and save and hold harmless IDT Parent and IDT Subsidiary, together with their respective officers, directors, partners, shareholders, employees, trustees, affiliates (within the meaning of Rule 405 of the SEC under the Securities Act), beneficial owners, attorneys and representatives from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against IDT Parent or IDT Subsidiary, or a third party claim), arising out of or resulting from (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Liberty Parent or any Seller Subsidiary in this Agreement or in any writing delivered pursuant to this Agreement (other than in respect of any representation or warranty made pursuant to Article 7 hereof, as to which this Section 9.02 shall not apply), and (ii) the failure of Liberty Parent or any Seller Subsidiary to perform or observe fully any covenant, agreement or provisions to be performed or observed by it pursuant to this Agreement (other than any covenant, agreement or provision made pursuant to Article 7 of this Agreement, as to which this Section 9.02 shall not apply); provided, that the indemnity agreement contained in this Section 9.02 shall not apply to amounts paid in settlement of any such loss, claims, damage, liability or action if such settlement is effected without the consent of Liberty Parent (which consent shall not be unreasonably withheld).  Notwithstanding any language to the contrary contained in this Agreement, Liberty Parent shall not be liable for indemnification payments pursuant to this Section 9.02 in excess of $55.5 million; provided, however, that there shall be no limit on the amounts payable for a breach of the representations and warranties made by Liberty Parent contained in Sections 4.02(a),(b),(c) and (d) hereof, the first four sentences of Section 4.03 hereof, and Article 8 hereof.

Section 9.03.  Procedure.  Each party or person entitled to be indemnified pursuant to this Article 9 (each, an “Indemnified Person”), shall notify the other parties in writing of any action against such Indemnified Person in respect of which another party is or may be obligated to provide indemnification on account of this Article 9, promptly after the receipt of notice of such action.  The failure of any Indemnified Person so to notify the other parties of any such action shall not relieve such other party from any liability which it may have to such Indemnified Person, except to the extent the other party shall have been materially prejudiced by the failure of such Indemnified Person so to notify it, pursuant to this Section 9.03.  In case any such action shall be brought against any Indemnified Person and it shall notify the other parties of the commencement thereof, the other parties shall be entitled to participate in the defense thereof and, to the extent that any such other party may wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, and after notice from it to such Indemnified Person of its election so to assume the defense thereof, such other party will not be liable to such Indemnified Person under this Article 9 for any legal or other expense subsequently incurred by such Indemnified Person in connection with the defense thereof, nor for any settlement thereof entered into without the consent of such other party; provided, however, that (i) if the other party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Person reasonably determines (x) that there may be a conflict between the positions of the other party and of the Indemnified Person in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Person different from or in addition to those available to the other party, then separate counsel for the Indemnified Person shall be entitled to participate in and conduct the defense, in the case of (i) and (ii)(x), or such different defenses, in the case of (ii)(y), and the other party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Person in connection with the defense.

Section 9.04.  Exclusivity of Remedy.  The indemnification provisions set forth in this Article 9 and in Article 7 are the sole and exclusive remedy for breach of any and all representations and warranties contained in this Agreement; provided, however, that the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for breach of any and all covenants and agreements contained in this Agreement.  Notwithstanding anything in this Agreement to the contrary, neither Liberty Parent, on the one hand, nor IDT Parent or IDT Subsidiary, on the other hand, shall be liable to the other for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder, even if such party has been advised of or has foreseen the possibility of such damages.

Section 9.05.  Certain Limitations.  The indemnification obligations of the parties hereto with respect to claims asserted for any breach of a representation or warranty set forth in Article 4 or 5 hereof prior to expiration of the survival period applicable to such representation or warranty shall survive until such claims are finally adjudicated or otherwise resolved.

Section 9.06.  Method of Payment for Certain Indemnification Payments.  Any indemnification payments to be made by IDT Parent or IDT Subsidiary pursuant to Section 9.01 of this Agreement shall be made by delivering shares of IDT Parent Class B Common Stock.  Any shares of IDT Class B Common Stock to be delivered pursuant to this Section 9.06 shall be valued based on the weighted average (based on trading volume) of the daily closing prices (as of 4:00 p.m. eastern time) per share of IDT Class B Common Stock as reported on the NYSE (as published in the Wall Street Journal, or if not published therein or incorrectly published therein, in another authoritative source mutually selected by IDT Parent and Liberty Parent) for the twenty consecutive trading days ending on the second trading day prior to the date on which such indemnification payment is made by IDT Parent or IDT Subsidiary.  All such shares of IDT Class B Common Stock so delivered pursuant to this Section 9.06 shall be duly authorized, fully paid, and non-assessable and shall not be subject to any Liens.

ARTICLE 10

TERMINATION

Section 10.01.Termination.

(a)           This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time of the Mergers:  (i) by mutual written agreement of Liberty Parent and IDT Parent, at any time prior to the Closing Date, (ii) by Liberty Parent, at any time after February 13, 2004, unless prior thereto each of the IDT Board Approval and the Required LLC Approvals has been obtained; or (iii) by Liberty Parent or IDT Parent if the Closing has not occurred on or prior to February 27, 2004 (the “Outside Date”) or if any Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; provided, that the right to terminate this Agreement pursuant to the foregoing clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of or resulted in the failure of the Closing to occur by the Outside Date.  Any party desiring to terminate this Agreement shall promptly give notice of such termination to the other parties hereto.

(b)           If this Agreement is terminated as permitted by Section 9.01(a), such termination shall be without liability of any part (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement, provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant made by it in this Agreement or (iii) breach by any party hereto of any of its representations or warranties contained herein, such failing or breaching party shall be fully liable for any and all losses (excluding consequential damages) incurred or suffered by the other party as a result of such failure or breach.  The provisions of this Article 10 and of Sections 6.04, 6.06 and 11.03 shall survive any termination of this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.01.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto and the attempted or purported assignment shall be void.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 11.02.  Survival.  Except as expressly provided otherwise herein, and subject to Section 7.09 hereof, the representations, warranties, covenants and agreements of the parties set forth in this Agreement shall survive for a period of three years after the Closing Date; provided, however, that the representations and warranties set forth in Section 5.02(e) hereof and the agreements set forth in Section 7.05 and Section 9.06 hereof shall survive indefinitely.

Section 11.03.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

Section 11.04.  Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 11.05.  Captions and Headings.  The captions and headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 11.06.  Notices.  Unless otherwise provided herein, any notice or other communication required or permitted to be given or effected under this Agreement shall be in writing and shall be deemed effective upon personal or facsimile delivery to the party to be notified or one Business Day after deposit with an internationally recognized courier service, delivery fees prepaid, or three Business Days after deposit with the U.S. mail, return receipt requested, postage prepaid, and in each case, addressed to the party to be notified at the following respective addresses, or at such other addresses or to such other parties as may be designated by written notice by the parties hereto, provided that any notice of change of address shall be deemed effective only upon receipt:

If to IDT Parent, to:

IDT Corporation
520 Broad Street
Newark, New Jersey 07102
Attn: Ely Tendler
Telephone: (973) 438-3616
Fax: (973) 438-1616

with a copy to:

McDermott, Will & Emery
50 Rockefeller Plaza
New York, New York 10020
Attn: Mark Selinger
Telephone: (212) 547-5438
Fax: (212) 547-5444

If to IDT Subsidiary, to:

IDTI Holdings, LLC
c/o IDT Corporation
520 Broad Street
Newark, New Jersey 07102
Attn: Ely Tendler
Telephone: (973) 438-3616
Fax: (973) 438-1616

with a copy to:

McDermott, Will & Emery
50 Rockefeller Plaza
New York, New York 10020
Attn: Mark Selinger
Telephone: (212) 547-5438
Fax: (212) 547-5444

If to Liberty Parent, to:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Charles Y. Tanabe
Telephone: (720) 875-5400
Fax: (720) 875-5858

with a copy to:

Baker Botts, L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4998
Attn: Robert W. Murray Jr.
Telephone: (212) 408-2500
Fax: (212) 408-2501

If to Seller Subsidiaries, to:

[Name of applicable Seller Subsidiary]
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Charles Y. Tanabe
Telephone: (720) 875-5400
Fax: (720) 875-5858

with a copy to:

Baker Botts, L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4998
Attn: Robert W. Murray Jr.
Telephone: (212) 408-2500
Fax: (212) 408-2501

Section 11.07.  Amendments and Waivers.  All terms of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance or either retroactively or prospectively), only with the written consent of each of Liberty Parent and IDT Parent.  Any amendment or waiver effected in accordance with this Section 11.07 shall be binding upon each party to this Agreement.

Section 11.08.  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 11.09.  Entire Agreement.  This Agreement (and the Exhibits and Schedules hereto) and the Registration Rights Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understanding and discussions among the parties with respect thereto.

Section 11.10.  Specific Enforcement.  The parties hereto agree that irreparable harm would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity.

Section 11.11.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.12.  Further Assurances.  At and after the Effective Time of the Mergers, the officers of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of any Seller Subsidiary or IDT Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of any Seller Subsidiary or IDT Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of any Seller Subsidiary or IDT Subsidiary acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Mergers.

Section 11.13.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION 11.13 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS,

SUPPLEMENTS OR MODIFICATION TO (OR ASSIGNMENTS OF) THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

LIBERTY MEDIA CORPORATION

By:	/s/ Albert Rosenthaler
Name:	Albert Rosenthaler
Title:	Senior Vice President

LIBERTY IDTC HOLDINGS, INC.

By:	/s/ Albert Rosenthaler
Name:	Albert Rosenthaler
Title:	Senior Vice President

LIBERTY IDTC HOLDINGS 2, INC.

By:	/s/ Albert Rosenthaler
Name:	Albert Rosenthaler
Title:	Senior Vice President

LIBERTY IDTC HOLDINGS 3, INC.

By:	/s/ Albert Rosenthaler
Name:	Albert Rosenthaler
Title:	Senior Vice President

IDT CORPORATION

By:	/s/ Howard Jonas
Name:	Howard Jonas
Title:	Chairman and Director

IDTI HOLDINGS, LLC

By:	IDT Corporation, its Member

By:	/s/ Howard Jonas
Name:	Howard Jonas
Title:	Chairman and Director